Exhibit 99.5

The Board of Directors
Citadel Broadcasting Corporation
7690 W. Cheyenne Avenue, Suite 220
Las Vegas, Nevada 89129
Dear Members of the Board:
We hereby consent to the inclusion of our opinion letter, dated March 9, 2011, to the Board of Directors of Citadel Broadcasting Corporation (“Citadel”) as Annex B to, and reference to such opinion and the joint presentation of the co-financial advisors to the Board of Directors of Citadel under the headings “Summary — Co-Financial Advisors to the Citadel Board of Directors”, “Summary — Opinion of Lazard to the Citadel Board of Directors”, “The Merger — Recommendation of Citadel’s Board of Directors and Citadel’s Reasons for the Merger,” “The Merger — Co-Financial Advisors to the Citadel Board of Directors” and “The Merger — Appraisal Rights” in, the information statement/proxy statement/prospectus relating to the proposed transaction involving Citadel and Cumulus Media Inc. (“Cumulus”), which information statement/proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of Cumulus (the “Registration Statement”). By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours, LAZARD FRERES & CO. LLC
By	/s/ Marc Katz

August 4, 2011

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